Exhibit 10.6

Date:	April 28, 2003

To:	Sue Roberts

From:	Carl Levinson

Re:	Retention Plan

The Student Loan Corporation has put in place a retention plan for you. This plan is payable in three payments over a three year period. Eligibility for each payment in this plan requires you to stay with the business through your identified stay-through period. If you leave the Student Loan Corporation or Citigroup before the end of this period, you will forfeit your eligibility to receive a retention bonus. In order to remain eligible you must also be available for your current assignment, as well as alternate assignments, which may be necessary to meet business need. Eligibility will require you to be rated as meeting performance expectations. Other conditions which affect eligibility are detailed in the attached.

Eligibility for retention bonuses does not affect your eligibility for other components of The Student Loan Corporation or Citigroup’s regular compensation programs.

Provide all eligibilities are met your payment schedule will be as follows:

$50,000 on stay through period April 15, 2004
$50,000 on stay through period April 15, 2005
$50,000 on stay through period April 15, 2006

Retention bonuses will be paid in a lump sum, subject to taxes and withholding generally within four weeks of the identified stay through period.

Please acknowledge by signing below, that you understand the terms of this plan and agree to the terms of eligibility.

/s/ Sue F. Roberts Sue F. Roberts President, The Student Loan Corporation	/s/ Carl E. Levinson Carl E. Levinson Consumer Assets Division Head

cc:	Cathy Miller, Human Resource Director

SLC RETENTION PLAN
For Sue Roberts
April 2003

PLAN ADMINISTRATION

DISABILITY LEAVE: Individuals who are unable to work due to a disability leave will receive a pro-rated adjustment in their retention bonus based on the period of time they are unable to work. Employees on an approved disability or FMLA will be eligible for a pro-rated retention bonus representing their active term of participation in the plan.

RESIGNATION/TERMINATION: Terminating employment before the end of the stay-through period will eliminate eligibility to receive the retention bonus payment.

PLAN MANAGEMENT: Retention bonuses will be paid out within approximately four weeks of the date established as the stay-through period.

The Plan will be administered by:	Senior Human Resource Officer Consumer Assets Division Head

DISCLAIMER: Nothing contained in this Plan should be construed as a promise of employment for any definite term. Employment is always at will, which means that employment may be terminated at any time by either the employee or Student Loan Corporation, for any reason not expressly prohibited by law. Any spoken or written representation contrary to the contents of the Plan shall be void.

This plan will be implemented as of April 15, 2003 and is effective through April 15, 2006.

AMENDMENT, SUSPENSION AND TERMINATION OF PLAN: The Student Loan Corporation reserves the right to alter, amend, suspend, revise, interpret or discontinue the Plan at any time, in whole or in part, in its sole and exclusive discretion.

This retention payment agreement overrides any prior agreement/understanding, whether written or verbal and can only be amended in writing.